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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

Contact:
Timothy J. Connolly
Chairman of the Board
e-DOCS.net
713/621-3131


E-DOCS.NET ANNOUNCES MAJOR CORPORATE RESTRUCTURING;
DEAL ELIMINATES TOTAL OF $13.5 MILLION IN DEBT AND PREFERRED SHARES IN COMPANY


          HOUSTON, TX -- (BUSINESS WIRE) -- JANUARY 11, 2000 -- e-DOCS.net (OTCBB:EDOC) announced today a major corporate restructuring relieving e-DOCS of a total of $13.5 million in debt and preferred equity shares. The Company has agreed to a partial asset exchange for all issues of preferred stock and debt in e-DOCS owned by L & H Investment Company, N.V. ("LHIC") and the current Series A, C and E convertible preferred shareholders have agreed to convert their preferred shares into common stock of e-DOCS.

          Tim Connolly, Chairman of e-DOCS stated, "e-DOCS emerges as a healthier company, focused on the growth of our medical transcription operations, our VoiceCOMMANDER transcription technology and the strategy and development of e-DOCS new B2B e-commerce subsidiary, the Virtual Physician Network. This transaction is estimated to substantially reduce the Company's negative cash flow and returns approximately 20% of e-DOCS fully diluted common stock ownership back to the Company treasury, resulting in a significant equity benefit to our shareholders."

          e-DOCS is retaining approximately sixty percent of all pre-transaction assets. The assets retained by e-DOCS include district operations in Dallas, Denver and Tyler as well as ownership of all other previously developed VoiceCOMMANDER source code, all patents granted or pending, and the non-exclusive rights to VoiceCOMMANDER 99 for the use of e-DOCS and its new subsidiary, the Virtual Physician Network. The assets to be exchanged include the Company's district operations in Manila, New York and Houston, and the rights to e-DOCS VoiceCOMMANDER 99 programming code.

          The exchange includes forgiveness of $3.5 million of promissory notes, and the return to e-DOCS treasury of all previous warrants and the $5,000,000 Series D Preferred Stock. The promissory note and the Series D Preferred Stock were convertible into 22,972,972 shares of e-DOCS' common stock. LHIC will receive 800,000 new warrants at $.37 per share in the

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transaction. Additionally, the series A, C, and E investors have agreed to exchange their preferred shares for common stock at $.30 per share. A fairness opinion of the asset exchange transaction has been obtained from the investment banking firm, Harris, Webb & Garrison in Houston, TX.

          Eric Black, former CEO of e-DOCS and Rick Cabrera, former CFO are leaving e-DOCS to join a new entity created as a result of the transaction. e-DOCS has agreed to release Mr. Black and Mr. Cabrera from their contracts, including a release from their non-compete clauses. Mr. Rob Ritchie, VP of International Operations and Milt Spiegelhauer, VP of Sales, will also be leaving e-DOCS effective Dec. 31, 1999. Both LHIC representatives resigned from the Board at the closing of the transaction. Tim Connolly, Founder and Chairman of e-DOCS, will serve as interim President of the Company until an appropriate candidate is located by the Board of Directors.

          This press release contains forward-looking statements relating to future revenues and operating information and their impact on future results. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as the availability of sufficient capital on terms favorable to the company, market conditions, product life cycles, customer delays in purchasing products, technology shifts, potential difficulties in introducing new products, competition, price sensitivity and the uncertainty of continuing market acceptance of the Company's products by distributors, retailers and consumers. E-DOCS.net is a registered assumed name for Applied Voice Recognition Inc.

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